EXHIBIT 10.1



                         NONCOMPETITION, CONSULTING, AND
                                RELEASE AGREEMENT

            This Noncompetition, Consulting, and Release Agreement (this "AGREEMENT") by and between Journal Register Company, a Delaware corporation (the "COMPANY") and Jean B. Clifton (the "EXECUTIVE"), is dated as of June 23, 2006.

            WHEREAS, the Executive has been employed by the Company as its President and Chief Operating Officer; and

            WHEREAS, the parties have reached a mutual agreement relating to the Executive's separation from service and noncompete and consulting arrangements, and they wish to set forth their mutual agreement as to the terms and conditions as set forth herein;

            WHEREAS, the parties wish to grant mutual releases to each other as set forth herein;

            NOW, THEREFORE, the Company and the Executive hereby agree as follows:

            1. SEPARATION OF EMPLOYMENT. Effective as of June 30, 2006 (the "TERMINATION DATE"), the employment relationship between the Company and the Executive shall terminate and the Executive shall no longer serve as President and Chief Operating Officer of the Company, as a member of the Board of Directors of the Company (the "BOARD"), or in any other position she then holds as an officer or member of the board of directors of any of the Company's subsidiaries or affiliates (the Company and all of its subsidiaries and affiliates are hereinafter referred to collectively as the "AFFILIATED ENTITIES").

            2. COMPENSATION MATTERS.

               (a) LETTER AGREEMENT. The Company and the Executive are, simultaneously with the execution of this Agreement, entering into a letter agreement (the "LETTER AGREEMENT") memorializing their understanding and agreement with respect to the implementation of the Employment Agreement dated March 5, 2003 between the Executive and the Company (the "EMPLOYMENT AGREEMENT").

               (b) CERTAIN BENEFITS. In consideration of the Executive's promises set forth in Sections 5 and 6 below, the Company hereby agrees that, as of the date the release by the Executive contemplated by Section 6(e) becomes irrevocable, (x) the 21,000 restricted stock units granted to the Executive on May 19, 2005 shall vest in full, (y) the Executive shall be granted 35,000 Company shares under the Company's 1997 Stock Incentive Plan, and (z) the Company shall pay the Executive $46,750, representing the excess of the bonus that would be due to the Executive under the Company's 2006 bonus plan in respect of performance through the date hereof in addition to the component of her separation payment under the Employment Agreement representing a 2006 prorated bonus.

               (c) EQUITY COMPENSATION AWARDS. All outstanding stock options held by the Executive shall be governed by the terms of the applicable plan and award agreement pursuant to which they were granted as amended from time to time, PROVIDED, that the parties

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agree that if at any time while any such stock option remains outstanding, the parties mutually agree (based on the reasonable judgment of the parties) that it is possible without triggering any tax liability under Section 409A ("SECTION 409A") of the Internal Revenue Code of 1986, as amended (the "CODE") to modify the terms of such stock option so that its term expires on the first to occur of
(x) expiration of such stock option's original term or (y) the later of (i) June 30, 2009 or (ii) the date such stock option would expire under its present terms, such stock option shall be so modified. The Executive's outstanding restricted stock units shall be treated in accordance with Section 2(b) hereof.

               (d) SPLIT DOLLAR INSURANCE ARRANGEMENT. In consideration of the Executive's promises set forth in Sections 5 and 6 herein, the Company hereby agrees that it will not, at any time during the three-year period commencing on the Termination Date, exercise its discretion pursuant to Section 6 of the Split Dollar Agreement between the Company and the Executive, dated January 1, 2001, to terminate such agreement, PROVIDED, that the Executive acknowledges that the foregoing shall in no way constitute a waiver of the Company's right to terminate such agreement and receive a return of the premium paid by the Company thereunder out of the amount of the accumulated cash value of the Split Dollar Arrangement, and that the Company may exercise such right following the conclusion of such three-year period (it being agreed that the Company may only exercise such right during the 90-day period commencing upon conclusion of such three-year period). The Executive shall have the right to maintain the insurance provided under the Split Dollar Agreement at her sole cost and expense following the conclusion of the three year period, as well as the right to terminate the insurance arrangement at any time (provided that in the event of such a termination prior to expiration of the 90-day period referenced in the preceding sentence, the Executive shall return the premium paid by the Company out of the amount of the accumulated cash value of the Split Dollar Arrangement). The Executive further acknowledges that by mutual agreement the Company in 2001 ceased to pay any premiums on the insurance policy that is the subject of such agreement, and that the Company has no further obligations to make any such premium payments.

               (e) RETIREE MEDICAL. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree medical benefits, the Executive shall be considered to have remained employed until three years after the Termination Date and to have retired on the last day of such period.

               (f) VESTED BENEFITS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Entities and for which the Executive may qualify (including, without limitation, the Company's 401(k) Savings and Retirement Plan for West State Street Employees and 401(k) Excess/Deferred Compensation Plan), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the affiliated entities, in each case, except to the extent modified by this Agreement or the Letter Agreement. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract with the Company or the Affiliated Entities (including, without limitation, the Company's 401(k) Savings and Retirement Plan for West State Street Employees and 401(k) Excess/Deferred Compensation Plan) at or subsequent to the Termination Date shall be payable


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in accordance with such plan, policy, practice or program or contract or agreement, except to the extent modified by this Agreement or the Letter Agreement.

            3. CONSULTING PERIOD. The Executive shall make herself available to render consulting services to the Company from the Termination Date through the third anniversary thereof (the "CONSULTING PERIOD"). During the Consulting Period, the Executive shall render such consulting services as may be reasonably requested from time to time by the Company at such times and locations as may be reasonably requested by the Company, PROVIDED that in no event shall the Executive be required to provide services in excess of 20 hours per month. In consideration of the foregoing, the Company shall, during the Consulting Period, pay the Executive a retainer (the "RETAINER") of $8,000 each month on the fifteenth of the month, and shall reimburse the Executive for all reasonable expenses incurred by the Executive in accordance with the Company's policies. Notwithstanding the foregoing, the Company may request that the Executive perform services in excess of 20 hours per month, with any such services compensated at a rate of $400 per hour. In no event shall the Consulting Period or the Retainer set forth in this agreement be terminated prior to its scheduled conclusion by the Company other than in the event of the death of the Executive or for Cause. For purposes of this paragraph, "Cause" shall mean the willful engagement by the Executive in illegal conduct that is materially and demonstrably injurious to the Company after an independent determination by a mutually agreed to third-party, or if such third-party cannot be agreed to, by the American Arbitration Association in New York, New York. In the event of the Executive's death, all remaining Retainer through the end of the Consulting Period shall be accelerated and paid by will or the laws of descent and distribution in one lump sum.

            4. REFERENCES. Upon receipt of a written request by the Executive to do so, the Company and its directors and officers will provide a reference in respect of the Executive in the form attached as Exhibit B and will deal with all oral inquiries for a reference in a manner consistent with such reference.

            5. THE EXECUTIVE'S COVENANTS.

               (a) COOPERATION. The Executive shall make herself reasonably available to the Company following the Termination Date to assist the Affiliated Entities, as may be reasonably requested by the Company at mutually convenient times and places, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to matters that arose during the Executive's employment with the Company. The Company will compensate the Executive at the hourly rate provided for in Section 3 hereof and will reimburse the Executive for all reasonable expenses and costs she may incur as a result of providing assistance under this Section 5(a), upon receipt of proper documentation thereof.

               (b) CONFIDENTIALITY. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive's employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the


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Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company.

               (c) NONCOMPETITION. In consideration for the benefits set forth in Sections 2(b) and 3 hereof, the Executive hereby agrees that for twelve (12) months following the Termination Date, she may not, without the prior written consent of the Company, as an employee, consultant, agent, principal, partner, shareholder, corporate officer, director or through any kind of ownership (other than ownership of securities of publicly held corporations of which the Executive owns less than one percent of any class of outstanding securities) engage in, or acquire any financial or beneficial interest in (including any interest in corporations, partnerships, trusts, unincorporated associations or joint ventures), or advise, the PHILADELPHIA INQUIRER, the PHILADELPHIA DAILY NEWS, PHILLY.COM, the TREND or any of their other affiliated publications and related websites in the greater Philadelphia area (collectively, the "COMPETITIVE ENTITIES"). The Executive shall be entitled to maintain any relationships developed with an entity that is not a Competitive Entity notwithstanding a subsequent acquisition of such entity by a Competitive Entity, so long as the Executive recuses herself from decisions and activities associated with the Competitive Entities (which term shall not for this purpose include such entity acquired by a Competitive Entity subsequent to Executive beginning a relationship with such entity and such entity's pre-acquisition affiliated publications and related websites) and so long as the Executive did not establish such relationship with knowledge that such acquisition was pending.

               (d) REMEDIES. The Executive acknowledges and agrees that because of the nature of the business in which the Company and the other Affiliated Entities are engaged and because of the nature of the confidential information to which the Executive has had access during her employment, it would be impractical and excessively difficult to determine the actual damages of the Company and the other Affiliated Entities in the event the Executive breached any of the covenants of Section 5(b), and remedies at law (such as monetary damages) for any breach of the Executive's obligations under Sections 5(b) would be inadequate. The parties therefore agree and consent that if the Executive commits any such breach or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without the necessity of proof of actual damage. With respect to any provision of Section 5(b) that is finally determined to be unenforceable, the Executive and the Company hereby agree that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the covenants of Section 5(b) is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction. The remedies of the Company are limited to the Company's actual damages and injunctive relief.

               (e) In no event shall an asserted or actual violation of the provisions of this Section 5 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement or the Letter Agreement.


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


            6. RELEASE.

               (a) EXECUTIVE'S RELEASE. The Executive, on behalf of herself and her successors, assigns, heirs and any and all other persons claiming through the Executive, if any, and each of them, shall and does hereby forever relieve, release, and discharge the Company and the other Affiliated Entities and their respective predecessors, successors, assigns, owners, attorneys, representatives, affiliates, parent corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their officers, directors, agents, employees, executors, administrators, and any and all other related individuals and entities, if any, and each of them, in any and all capacities (other than in a capacity wholly unrelated to the Company and the Executive's service thereto), from any and all claims, liabilities, demands, agreements, costs and expenses (including, but not limited to, attorneys' fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent (collectively referred to as "CLAIMS"), including, but not limited to, any claims based on, arising out of, related to or connected with the Employment Agreement, this Agreement, the Letter Agreement, the Executive's employment or the termination thereof, and any and all facts in any manner arising out of, related to or connected with the Executive's employment with, or termination of employment from, the Affiliated Entities, including, but not limited to, any claims arising from rights under federal, state, and local laws prohibiting discrimination and any common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of fiduciary duty, and any other common law claim of any kind whatever, except as set forth in paragraph 6(d) hereof.

               (b) ADEA WAIVER. In addition to the release set forth above in this Section 6, the Executive hereby voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act. This waiver is given only in exchange for consideration in addition to anything of value to which the Executive would have been entitled absent this Agreement. Such waiver does not waive rights or claims which may arise after the date of execution of this Agreement. The Executive acknowledges that: (i) this entire Agreement is written in a manner calculated to be understood by her; (ii) she has been advised to consult with an attorney before executing this Agreement;
(iii) she was given a period of twenty-one days within which to consider this Agreement; and (iv) to the extent she executes this Agreement before the expiration of the twenty-one-day period, she does so knowingly and voluntarily and only after consulting her attorney. The Executive shall have the right to cancel and revoke this Agreement during a period of seven days following the execution of this Agreement, and this Agreement shall not become effective until the day after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the date of execution of this Agreement. In order to revoke this Agreement, the Executive shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Agreement shall be null and void and of no further force or effect.


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               (c) COMPANY'S RELEASE. The Company, on behalf of itself, its directors and its other affiliated entities, their respective successors and assigns, and any and all other persons claiming in any and all capacities through the Company or any Affiliated Entity, or directly against the Executive in any and all capacities including but not limited to her capacity as employee, director, officer or consultant of the Company and/or any of its affiliates, and each of them, shall and does hereby forever relieve, release, and discharge the Executive and her successors, assigns, and heirs, from any and all claims, debts, liabilities, demands, agreements, costs and expenses (including, but not limited to, attorneys' fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as "CLAIMS"), including, but not limited to, any claims based on, arising out of, related to or connected with the Employment Agreement, this Agreement, the Letter Agreement, the Executive's employment or the termination thereof, including, but not limited to, statutory and common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of fiduciary duty, and any other common law claim of any kind whatever. Notwithstanding the foregoing, nothing in this paragraph shall release claims arising out of the willful misconduct of the Executive.

               (d) CERTAIN LIMITATIONS ON RELEASES. Nothing herein shall be deemed to release the Company or the Executive in respect of their specific obligations under this Agreement and the Letter Agreement or to release the Company or any of its affiliates, successors, assigns from any claims the Executive may make pursuant to the Executive's right to indemnification under the Company's charter, by-laws and applicable law and the insurance coverage covering her in any and all capacities including but not limited to her capacity as an employee, officer, director or consultant of the Company or of any of the Affiliated Entities or her rights as a stockholder of the Company, to the extent such rights are available to all other stockholders of the Company or to waive the Executive's rights to benefits under any or all employee benefit plans (including, without limitation, the Company's 401(k) Savings and Retirement Plan for West State Street Employees and 401(k) Excess/Deferred Compensation Plan) in which the Executive participates or participated as an employee, officer, director or consultant (other than to the extent such benefits are modified herein or in the Letter Agreement, in which case the Executive's rights are limited to enforcement of the treatment thereby provided for); or to waive the Executive's rights to any worker's compensation claim.

               (e) FINAL RELEASE. As of the Termination Date, the Executive and the Company shall re-affirm their releases set forth above by executing a release of claims in the form set forth as Exhibit A hereto.

            7. INDEMNIFICATION OF DIRECTOR AND OFFICER LIABILITIES. The Company hereby confirms to Executive its indemnification obligations under the Amended and Restated Certificate of Incorporation, by-laws, D & O insurance, and applicable law as in effect on the Date of Termination.

            8. ENTIRE AGREEMENT. This Agreement and the Letter Agreement set forth the entire agreement of the Company and the Executive with respect to the subject matter hereof. The Employment Agreement is superseded in full by this Agreement and the Letter Agreement, except that Section 8 of the Employment Agreement shall survive and is not so superseded.

            9. SUCCESSORS.

               (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs and legal representatives.

               (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in section 9(c), without the prior written consent of the Executive, this Agreement shall not be assignable by the Company.

               (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. "COMPANY" means the Company as hereinbefore defined and any successor to it business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

            10. AMENDMENT. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company.

            11. GOVERNING LAW; CONSENT TO SUIT. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The parties hereto irrevocably consent to jurisdiction in the courts of the state of New Jersey for resolution of any claim or dispute arising hereunder, and such shall be the exclusive forum for the resolution of such claim or dispute.

            12. TAX WITHHOLDING. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, any Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation. The Executive acknowledges that the services rendered pursuant to
Section 3 hereof will be rendered in the Executive's capacity as an independent contractor, and that the Executive will be solely responsible to determine and pay her own estimated federal income taxes, FICA and other withholdings with respect to the Retainer and any hourly amounts paid under Section 3.

            13. SECTION 409A. If any compensation or benefits provided by this Agreement would reasonably be expected to result in the application of Section 409A, the Company shall, in consultation with the Executive, modify this Agreement in the least restrictive manner necessary in order to, where applicable, (i) exclude such compensation from the definition of "deferred compensation" within the meaning of such Section 409A or (ii) comply


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with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, to the extent permissible, without any diminution in the payments to the Executive.

            14. PUBLIC DISCLOSURE. The Company and the Executive will reasonably agree upon the language of any disclosure/press release by Company relating to the matters hereof, subject to the Company's requirements under applicable law.

            15. COUNTERPARTS; LEGAL FEES. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument. The Company agrees to pay as incurred (within 10 days following the Company's receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            16. NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows: (i) if to the Executive, at the home address for the Executive then shown in the Company's records, and (ii) if to the Company, State Street Square, 50 West State Street, Trenton, NJ 08608-1298, Attention: General Counsel, or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.


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            IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                    JOURNAL REGISTER COMPANY



                                          By:  /s/ Robert M. Jelenic
                                               -------------------------------
                                               Name: Robert M. Jelenic
                                               Title: Chairman and Chief
                                                      Executive Officer


                                               /s/ Jean Clifton
                                               -------------------------------
                                               Jean Clifton


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                                    EXHIBIT A

                            MUTUAL RELEASE OF CLAIMS


            All capitalized terms used herein but not defined herein shall have the meanings set forth in the Noncompetition, Consulting, and Release Agreement dated June 23, 2006 between Jean Clifton and Journal Register Company (the "AGREEMENT").

            a) EXECUTIVE RELEASE. The Executive, on behalf of herself and her successors, assigns, heirs and any and all other persons claiming through the Executive, if any, and each of them, shall and does hereby forever relieve, release, and discharge the Company and the other Affiliated Entities and their respective predecessors, successors, assigns, owners, attorneys, representatives, affiliates, parent corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their officers, directors, agents, employees, executors, administrators, and any and all other related individuals and entities, if any, and each of them, in any and all capacities (other than in a capacity wholly unrelated to the Company and the Executive's service thereto), from any and all claims, liabilities, demands, agreements, costs and expenses (including, but not limited to, attorneys' fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent (collectively referred to as "CLAIMS"), including, but not limited to, any claims based on, arising out of, related to or connected with the Employment Agreement, this release, the Agreement, the Letter Agreement, the Executive's employment or the termination thereof, and any and all facts in any manner arising out of, related to or connected with the Executive's employment with, or termination of employment from, the Affiliated Entities, including, but not limited to, any claims arising from rights under federal, state, and local laws prohibiting discrimination and any common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of fiduciary duty, and any other common law claim of any kind whatever, except as set forth in paragraph (c) hereof. The Executive hereby voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act. This waiver is given only in exchange for consideration in addition to anything of value to which the Executive would have been entitled absent this release. Such waiver does not waive rights or claims which may arise after the date of execution of this release. The Executive acknowledges that: (i) this entire release is written in a manner calculated to be understood by her; (ii) she has been advised to consult with an attorney before executing this release; (iii) she was given a period of twenty-one days within which to consider this release; and (iv) to the extent she executes this release before the expiration of the twenty-one-day period, she does so knowingly and voluntarily and only after consulting her attorney. The Executive shall have the right to cancel and revoke this Agreement during a period of seven days following her execution of this release, and this release shall not become effective until the day after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the date of execution of this release. In order to revoke this release, the Executive shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation.


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            b) COMPANY'S RELEASE. The Company, on behalf of itself, its directors and its other affiliated entities, their respective successors and assigns, and any and all other persons claiming in any and all capacities through the Company or any Affiliated Entity, or directly against the Executive in any and all capacities including but not limited to her capacity as employee, director, officer or consultant of the Company and/or any of its affiliates, and each of them, shall and does hereby forever relieve, release, and discharge the Executive and her successors, assigns, and heirs, from any and all claims, debts, liabilities, demands, agreements, costs and expenses (including, but not limited to, attorneys' fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as "CLAIMS"), including, but not limited to, any claims based on, arising out of, related to or connected with the Employment Agreement, this Agreement, the Letter Agreement, the Executive's employment or the termination thereof, including, but not limited to, statutory and common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of fiduciary duty, and any other common law claim of any kind whatever. Notwithstanding the foregoing, nothing in this paragraph shall release claims arising out of the willful misconduct of the Executive.

            c) CERTAIN LIMITATIONS ON RELEASES. Nothing herein shall be deemed to release the Company or the Executive in respect of their specific obligations under the Agreement and the Letter Agreement or to release the Company or any of its affiliates, successors, assigns from any claims the Executive may make pursuant to the Executive's right to indemnification under the Company's charter, by-laws and applicable law and the insurance coverage covering her in any and all capacities including but not limited to her capacity as an employee, officer, director or consultant of the Company or of any of the Affiliated Entities or her rights as a stockholder of the Company, to the extent such rights are available to all other stockholders of the Company or to waive the Executive's rights to benefits under any or all employee benefit plans (including, without limitation, the Company's 401(k) Savings and Retirement Plan for West State Street Employees and 401(k) Excess/Deferred Compensation Plan) in which the Executive participates or participated as an employee, officer, director or consultant (other than to the extent such benefits are modified in the Agreement or in the Letter Agreement, in which case the Executive's rights are limited to enforcement of the treatment thereby provided for); or to waive Executive's rights to any worker's compensation claim.

                                    ______________________________
                                    Jean B. Clifton

                                    ______________________________
                                    Journal Register Company

JOURNAL REGISTER COMPANY

By:___________________________


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